Exhibit 99.1

SOURCE: Amerityre Corporation
Amerityre Reports FY 2016 Q4 Profit

BOULDER CITY, NV--(Marketwired – September 23, 2016) - Amerityre Corporation (OTCQB: AMTY) today reported earnings of approximately $29,000, before preferred share dividends, for the fiscal fourth quarter of 2016.

"Our fourth quarter results reflect the continued challenging business environment we face in our target markets, particularly the agricultural market,” said Michael F. Sullivan, Chief Executive Officer. "We continue to pursue new opportunities in market segments where we have a competitive advantage while controlling our costs to reflect the current economic realities our business faces today. Our recent fiscal 4th quarter is our second consecutive profitable quarter, another milestone for Amerityre as it continues to establish itself as a manufacturer of premium closed cell foam and elastomer tires."

Amerityre's fourth quarter 2016 sales were approximately $0.9 million, down from $1.2 million a year ago. Net income of approximately $29,000 for the quarter was down from a quarterly profit of approximately $39,000 a year ago.

Summarized results for the quarter and fiscal year ended June 30, 2016 are:

			Percent
	Three Mos. Ended June 30,		Change
	(in 000’s)
	2016	2015	2016 vs. 2015
Net revenues	$916	$1,222	(25.0)%
Cost of revenues	(589)	(826)	(28.7)%
Gross profit	327	396	(17.4)%
Research and development expenses	(56)	(45)	24.4%
Sales and marketing expense	(66)	(130)	(49.2)%
General and administrative expense (1)	(176)	(182)	(2.8)%
Gain on extinguishment of long term payable	-	63	(100)%
Loss on sales of assets	-	(63)	(100)%
Net income	29	39	(25.6)%
Preferred stock dividend	(25)	(25)	0.0%
Net income attributable to common shareholders	$4	$14	(71.4)%
 (1)  Includes stock-based compensation expense of $12,568 and $5,068 for the three months ended June 30, 2016 and 2015, respectively.

			Percent
	Fiscal Year Ended June 30,		Change
	(in 000’s)
	2016	2015	2016 vs. 2015
Net revenues	$3,781	$4,794	(21.1)%
Cost of revenues	(2,670)	(3,515)	(24.0)%
Gross profit	1,111	1,279	(13.1)%
Research and development expenses	(222)	(201)	10.4%
Sales and marketing expense	(286)	(557)	(48.7)%
General and administrative expense (1)	(843)	(819)	2.8%
Gain on extinguishment of long term payable	-	63	(100.0)%
Loss on sales of assets	-	(63)	(100.0)%
Other expense	(3)	(1)	204.0%
Net loss	(243)	(299)	(19.1)%
Preferred stock dividend	(100)	(100)	(0.0)%
Net loss attributable to common shareholders	$(343)	$(399)	(14.3)%
 (1)  Includes stock-based compensation expense of $68,805 and $23,706 for the fiscal years ended June 30, 2016 and 2015, respectively.

The following table summarizes our balance sheet for the fiscal years ended June 30, 2016 and 2015.

	Fiscal Year Ended June 30,
	(in 000's)
	2016	2015
Cash	$267	$456
Total current assets	1,279	1,465
Total assets	1,878	2,175
Total current liabilities	375	452
Total liabilities	484	506
Preferred stock	2,000	2,000
Common stock	42	42
Total stockholders' equity	1,394	1,669
Total liabilities and stockholders' equity	1,878	2,175

The following table summarizes our cash flows for the fiscal years ended June 30, 2016 and 2015.

	Years ended June 30,
	(in 000’s)
	2016	2015
Net cash used in operating activities	$(74)	$(118)
Net cash used in investing activities	(8)	(52)
Net cash used in financing activities	(106)	(103)
Net decrease in cash and cash equivalents during period	$(188)	$(273)

Overview

Amerityre engages in the research and development, manufacturing, and sale of polyurethane tires.  We believe that we have developed unique polyurethane formulations that allow us to make products with superior performance characteristics in the areas of, including abrasion resistance, energy efficiency and load-bearing capabilities, in comparison to conventional rubber tires.  We also believe that our manufacturing processes are more energy efficient than the traditional rubber tire manufacturing processes, in part because our polyurethane compounds do not require the multiple processing steps, extreme heat, and high pressure that are necessary to cure rubber. Using our polyurethane technologies, we believe tires can be produced which last longer, are less susceptible to failure and are friendly to the environment.  We are concentrating on three segments of the tire market: closed-cell polyurethane foam tires, polyurethane elastomer industrial tires and agricultural tires. Our most recent activities in these areas are summarized below:

Products

Our polyurethane material technology is based on two proprietary formulations; closed-cell polyurethane foam, a lightweight material with high load-bearing capabilities for low duty cycle applications, and Elastothane®, a high performance polyurethane elastomer with high load-bearing capabilities for high duty applications. We are concentrating on three segments of the tire market: closed-cell polyurethane foam tires, polyurethane elastomer industrial tires and tires for agricultural applications.

Closed-Cell Polyurethane Foam Tires

We currently manufacture closed-cell polyurethane foam tires for bicycles, hand trucks, lawn and garden, wheelbarrow, personnel carriers, and medical mobility products.  Our closed-cell polyurethane foam products are often referred to as flat-free because they have no inner tube, do not require inflation and will not go flat even if punctured.  Our closed-cell polyurethane foam tires are mounted on a wheel rim in much the same way as a pneumatic tire. Our closed-cell polyurethane foam products are virtually maintenance free, non-toxic, provide extended tire life, and offer superior energy efficiency compared to rubber based tires.  Closed cell foam tires and components accounted for 53% of fiscal 2016 revenues.

Polyurethane Elastomer Industrial Tires

We have developed solid polyurethane industrial tires made of Elastothane®.  We believe our tires are superior to rubber tires as they are non-marking, more energy efficient, carry greater load weight, operate in lower temperature environments and have longer service life. We currently produce and sell over 20 sizes for Class 1, 4 and 5 forklifts, and recently reintroduced a new forklift tire formulation in Q3 FY2016. During Q4 FY2016 we developed a new polyurethane elastomer tire for scissor lifts, which we have begun to introduce into the market. Elastomer industrial tires accounted for 1% of fiscal 2016 revenues.

Agricultural Tires

Amerityre has developed three products for the agricultural tire market, one used in irrigation and two used in planting/harvesting.  These products have successfully field tested and we developed strategies to increase the distribution of these products into the market.  Agricultural tires accounted for 46% of fiscal 2016 revenues.

For more complete business and financial information than provided in this summary release, please see our Annual Report on Form 10-K for the year ended June 30, 2016 as filed with the Securities and Exchange Commission. Additional information is also available on our website at www.amerityre.com.

Forward-looking Statements

This report contains "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as "believes," "expects," "may," "will," "should," "anticipates," or "intends" or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

All forward-looking statements, including without limitation, management's examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but, there can be no assurance that management's expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. This report may include information with respect to market share, industry conditions and forecasts that we obtained from internal industry research, publicly available information (including industry publications and surveys), and surveys and market research provided by consultants. The publicly available information and the reports, forecasts and other research provided by consultants generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of such information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, our internal research and forecasts are based upon our management's understanding of industry conditions, and such information has not been verified by any independent sources.

Contact:
Amerityre Corporation
702-293-1930